                      DONALDSON, LUFKIN & JENRETTE, INC.
        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                                                   --------------------------------------------------------------------
                                                        1993           1994           1995          1996        1997
Earnings:
      Income before provision for
        income taxes                                  $302,000       $205,000       $298,500      $473,800    $661,100

Add: Fixed Charges
     Interest expense (gross)                        1,465,303      2,116,655      2,699,769     2,865,800   4,012,209

         Interest factor in rents                       15,432         18,565         22,064        25,515      29,351
                                                    ----------     ----------     ----------    ----------  ----------

         Total fixed charges                         1,480,735      2,135,220      2,721,833     2,891,315   4,041,560


Earnings before fixed charges,
  and provision for income taxes                    $1,782,735     $2,340,220     $3,020,333    $3,365,115  $4,702,660
                                                    ==========     ==========     ==========    ==========  ==========

Ratio of earnings to fixed charges                        1.20           1.10           1.11          1.16        1.16
                                                    ==========     ==========     ==========    ==========  ==========

                      DONALDSON, LUFKIN & JENRETTE, INC.
	STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
 		           AND PREFERRED DIVIDENDS
                        (In thousands, except for ratio)

										FOR THE YEARS ENDED
                                                   --------------------------------------------------------------------
                                                        1993           1994           1995          1996        1997
Earnings:
      Income before provision for
        income taxes                                  $302,000       $205,000       $298,500      $473,800    $661,100

Add: Fixed Charges
     Interest expense (gross)                        1,465,303      2,116,655      2,699,769     2,865,800   4,012,209

         Interest factor in rents                       15,432         18,565         22,064        25,515      29,351
                                                    ----------     ----------     ----------    ----------  ----------

         Total fixed charges                         1,480,735      2,135,220      2,721,833     2,891,315   4,041,580

Add: Preferred dividends                                    --         20,970         19,868        18,653      12,144

      Combined fixed charges and preferred
        dividends                                    1,480,735      2,156,190      2,741,701     2,909,968   4,053,704

Earnings before fixed charges, preferred
  dividends and provision for income taxes          $1,782,735     $2,340,220     $3,020,333    $3,365,115  $4,702,660
                                                    ==========     ==========     ==========    ==========  ==========

Pro forma ratio of earnings to fixed charges
  and preferred dividends                                1.20           1.09           1.10          1.16        1.16
                                                    ==========     ==========     ==========    ==========  ==========